Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-206287) and related Prospectus of Consolidated Communications Holdings, Inc. for the registration of 6.50% Senior Notes Due 2022 and to the incorporation by reference therein of our report dated February 27, 2015, except for the retrospective adjustments described in Note 3, as to which the date is August 10, 2015, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and subsidiaries, and our report dated February 27, 2015, with respect to the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. and subsidiaries, included in Consolidated Communications Holdings, Inc.’s Current Report on Form 8-K dated August 10, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 3, 2015